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                                                                    EXHIBIT 99.2

[LOGO]   FAIRCHILD


MEMORANDUM

TO:       W. Persavich

FROM:     J. L. Flynn

DATE:     December 15, 1997

SUBJECT:  Tax Service Agreement for Banner Aerospace, Inc. and Subsidiaries -

          FY 1998 Fees

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This confirms the fees to be charged to Banner Aerospace, Inc. by The Fairchild
Corporation for tax services to be rendered for the period October 1, 1997, through September 30, 1998.

The annual fee for this period will be $103,221 (payable quarterly in arrears), plus out-of-pocket expenses. All other provisions of the Agreement in effect for the prior year, including specific services to be rendered, will remain in force.

Please indicate your agreement with the arrangement and return one copy to me.

AGREED:



/s/ Warren D. Persavich                         /s/ John L. Flynn
---------------------------                     -------------------------------
Warren D. Persavich                             John L. Flynn
Senior Vice President, CFO                      Senior Vice President, Tax
Banner Aerospace, Inc.                          The Fairchild Corporation